Exhibit 4.1

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

THIS CONVERTIBLE PROMISSORY NOTE IS SUBJECT TO THAT CERTAIN SUBORDINATION AGREEMENT BY AND AMONG THE COMPANY, HOLDER, OXFORD FINANCE LLC AND SILICON VALLEY BANK DATED AS OF SEPTEMBER 27, 2013. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS NOTE AND THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL CONTROL.

CONVERTIBLE PROMISSORY NOTE

$000	October , 2013 San Diego, California

For value received Sorrento Therapeutics, Inc., a Delaware corporation (“Payor” or the “Company”) promises to pay to                 or its assigns (“Holder”) the principal sum of $000 with simple interest on the outstanding principal amount at the rate of 7% per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted. Interest shall be simple interest computed on the basis of a year of 365 days for the actual number of days elapsed and shall accrue and be payable on the earlier of (a) the date the amount of accrued interest on the principal amount is converted in accordance with Section 2, or (b) the Maturity Date set forth in Section 3.

1. Payments. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal.

2. Conversion.

(a) Mandatory Conversion. In the event that Payor issues and sells shares of its Equity Securities to investors (the “Investors”) after the date hereof and on or before the Maturity Date in an equity financing with total proceeds to the Payor of not less than $10,000,000 (excluding the conversion of the Notes or other debt) (a “Qualified Financing”), then the outstanding principal balance of this Note shall automatically convert in whole without any further action by the Holder into such Equity Securities at a conversion price equal to the price per share paid by the Investors purchasing the Equity Securities on the same terms and conditions as given to the Investors in the Qualified Financing. Any unpaid accrued interest on this Note shall be converted into Equity Securities on the same terms as the principal of the Notes. For purposes of this Note, the term “Equity Securities” shall mean the Payor’s Common Stock or any securities conferring the right to purchase the Payor’s Common Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Payor’s Common Stock (excluding the Notes and the Warrants), in each case issued in the Qualified Financing following the date hereof, except that such defined term shall not include any security

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granted, issued and/or sold by the Payor to any employee, director or consultant in such capacity. For clarity, if the shares of Common Stock are issued together with warrants or other securities, then the term Equity Securities shall mean the shares of Common Stock of Payor together with such warrants or other securities purchased by the Investors.

(b) Voluntary Conversion. At any time after November 30, 2013 and until this Note is no longer outstanding, the principal amount under this Note shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time upon written notice to the Payor. The Holder shall effect conversions by delivering to Payor a written notice of conversion, which notice shall be irrevocable, specifying in such notice the principal amount of this Note to be converted and the date on which such conversion shall be effected. The principal amount of this Note shall be converted based upon the ten (10) trading day volume weighted average closing price of the Common Stock for the trading days immediately prior to the date of receipt of notice of voluntary conversion. Any conversions pursuant to this Section 2(b) shall be subject to physically surrendering this Note to Payor, and Payor shall issue a replacement Note in the amount of any remaining unconverted principal amount, if any, contemporaneously with the issuance of the shares of Common Stock issued in the conversion.

3. Maturity Date. Unless this Note has been converted in accordance with the terms of Section 2 above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on April 15, 2017 (the “Maturity Date”).

4. Prepayment. Payor may prepay this Note prior to the Maturity Date without penalty or interest upon written notice to the Holder.

5. Events of Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Holder of this Note and upon written notice to the Payor (which election and notice shall not be required in the case of an Event of Default under Section 6(c) or 6(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) Payor shall default in its performance of any covenant under the Note;

(c) Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d) An involuntary petition is filed against Payor unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor.

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6. Waiver. Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

7. Adjustments for Stock Dividends and Stock Splits. If Payor, at any time while this Note is outstanding: (a) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by Payor upon conversion of the Notes), (b) subdivides outstanding shares of Common Stock into a larger number of shares, (c) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (d) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of Payor, then the conversion price set forth in Section 2 shall be proportionately adjusted to reflect the change from the number of shares applicable prior to such event to the corresponding number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7 shall become effective as of the record date for the determination of stockholders entitled to receive such dividend, distribution, subdivision, combination or reclassifcation.

8. Governing Law. This Note shall be governed by and construed under the laws of the State of California, as applied to agreements among California residents, made and to be performed entirely within the State of California, without giving effect to conflicts of laws principles

9. Subordination. The indebtedness evidenced by this Note is subordinated in right of payment to the prior payment in full of any Senior Indebtedness. “Senior Indebtedness” shall mean all amounts due in connection with (a) indebtedness of Payor to banks or other lending institutions regularly engaged in the business of lending money and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor, including indebtedness owing to Oxford Finance LLC and Silicon Valley Bank, and their respective successors and assignees.

10. Covenant. Payor covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (and the other holders of the Notes), not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the then outstanding principal amount of this Note. Payor covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

11. Amendments. Any term of this Note may be amended or waived only with the written consent of Payor and the Holder.

12. Transferability. This Note may be not be transferred by the Holder without the prior written consent of the Company

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Sorrento Therapeutics, Inc.

By:
Name:
Title:

THE TERMS AND CONDITIONS HEREOF ARE ACKNOWLEDGED AND AGREED TO BY LENDER:		IF LENDER IS AN INDIVIDUAL:

Printed Name

Signature

Address:

Telephone:
Facsimile:
Email:

IF LENDER IS AN ENTITY:

Name of Entity

Signature

By:
Name:
Title:
Address:

Telephone:
Facsimile:
Email:

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